EXHIBIT 99.1

The Chemours Company Reports Strong First Quarter Results and Increases Full-Year 2021 Outlook

Raising 2021 Adjusted EBITDA and Free Cash Flow Guidance by $100 Million

WILMINGTON, Del., May 3, 2021 /PRNewswire/ -- The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions today announces its financial results for the first quarter 2021.

First Quarter 2021 Results & Highlights

•	Net Sales of $1.4 billion, up 10% year-over-year
•	Net Income of $96 million with EPS of $0.57
•	Adjusted Net Income* of $120 million with Adjusted EPS* of $0.71
•	Adjusted EBITDA* of $268 million
•	Initiated strategic review of Mining Solutions
•	Announced ambitious net zero climate goal
•	On April 29, 2021, the company's Board of Directors approved a second quarter dividend of $0.25 per share, consistent with the prior quarter

2021 Revised Outlook

•	Adjusted EBITDA* between $1.10 and $1.25 billion, up $100 million at the midpoint vs. prior outlook
•	Adjusted EPS* between ~$2.84 and $3.56 vs. prior expectation of ~$2.40 and $3.12
•	Free Cash Flow* now expected to be greater than $450 million, up $100 million vs. prior outlook

“We are off to a great start in 2021 as the broad economic recovery drove strong year-over-year and sequential volume growth across the majority of our portfolio, leading to the highest quarterly sales total in more than 2-years,” said Chemours President and CEO Mark Vergnano. “This outcome was achieved despite managing through supply chain challenges and operational headwinds, most notably from Winter Storm Uri. Looking ahead, our strong 1Q results and growing confidence in the outlook allows us to raise our 2021 full-year Adjusted EBITDA range by $100 million with Free Cash Flow now expected to be greater than $450 million.”

First quarter 2021 Net Sales were $1.4 billion, 10% higher than the prior-year quarter, which included a negative 1% portfolio impact from the exit of the aniline business. 11% volume growth was the primary driver of the better year-over-year sales performance with positive contributions from every segment, led by robust growth in Titanium Technologies and Advanced Performance Materials. The 7% sequential sales improvement was supported by a global macro recovery that drove sales higher in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions after accounting for portfolio changes.

First quarter Net Income was $96 million, resulting in EPS of $0.57.  Adjusted Net Income was $120 million, resulting in Adjusted EPS of $0.71, flat vs. the prior-year quarter.  Adjusted EBITDA for the first quarter 2021 was $268 million in comparison to $257 million in the prior-year first quarter, a result of higher volume and favorable currency impact, partially offset by lower average pricing, under absorption of fixed costs stemming from Winter Storm Uri related plant shutdowns, and higher performance-related compensation. The cost impact of Winter Storm Uri, excluding the impact of lost sales, on Adjusted EBITDA is $9 million, mostly in Thermal & Specialized Solutions.  Free Cash Flow improved $41 million vs. the prior-year quarter primarily driven by lower capital expenditures.

*For information on our non-GAAP financial measures, please refer to the attached "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)"

EXHIBIT 99.1

Titanium Technologies
Titanium Technologies (TT) segment Net Sales in the first quarter were $723 million in comparison to $613 million in the prior-year quarter. Volume increased 16% vs. the prior-year first quarter, a result of solid demand in all regions and end-markets despite the logistics and operations issues from Winter Storm Uri. Operations have since recovered and are ramping up successfully to meet demand.  Despite the challenging operating environment, we prioritized supplying our long-term contracted customers by managing product availability through Flex, consistent with our TVS strategy.  The percentage of sales under long-term contracts increased during the quarter, as customers realize the benefits of reliable sourcing and predictable pricing.  Currency was a 3% benefit vs. the prior-year period with a 1% offset from lower price due to mix.  On a sequential basis, segment volume and price each increased by 2%, with positive contribution across all channels.  Adjusted EBITDA increased by 22% to $169 million, in comparison to $138 million in the prior-year first quarter.

Thermal & Specialized Solutions

Thermal & Specialized Solutions (TSS) segment Net Sales in the first quarter were $304 million, a 1% decline vs. the prior-year quarter.  Segment volume improved 4% year-over-year as the global demand recovery was partially offset by constrained global auto production as well as from operational challenges from Winter Storm Uri. We worked closely with our customers to minimize disruption and have now restored full supply chain capability. Opteon™ volumes continued to drive growth in the period due to improved adoption but faced headwinds from lower global auto production.  Currency was a 1% benefit vs. the prior-year period.  Segment price declined 6% vs. the prior-year quarter, primarily due to contractual price adjustments for refrigerants as well as product and customer mix.  Segment Adjusted EBITDA of $93 million increased 6% vs. the prior-year quarter and Adjusted EBITDA margins improved 200bps year-over-year as cost discipline and the ramp of our Corpus Christi facility more than offset headwinds from under absorption of fixed costs stemming from operational issues related to Winter Storm Uri and lower contractual pricing.

Advanced Performance Materials

Advanced Performance Materials (APM) segment Net Sales in the first quarter were $333 million, returning to a pre-pandemic quarterly sales run-rate and hitting the highest monthly sales in Chemours history in March.  Strong year-over-year sales growth was driven by demand recovery across nearly all end-markets and regions, led by Semiconductors, Electronics, Transportation, and Oil & Gas. Volume and currency contributed 13% and 4% respectively to the strong year-over-year sales performance with a partial offset from 3% lower pricing, driven by mix.  Segment Adjusted EBITDA of $51 million decreased 2% vs. the prior-year quarter as higher sales were more than offset by fixed cost under absorption due to supply chain disruption from Winter Storm Uri, and the timing of certain expenses vs. the prior-year period.  On a sequential basis Net Sales increased 19%, or $54 million, driving Adjusted EBITDA 104% higher, or $26 million – demonstrating the high incremental margin potential in this business.  First quarter Adjusted EBITDA margins of 15% are 600bps higher vs. the prior quarter.

Chemical Solutions
Chemical Solutions (CS) segment Net Sales in the first quarter were $76 million, 17% lower vs. the prior-year quarter driven by a decline of 19% due to portfolio changes. CS Net Sales increased 2% year-over-year after accounting for the portfolio change driven by 1% higher price and a 1% year-over-year volume increase led by strong Mining Solutions performance.  Glycolic Acid and Vazo™ demand remained strong in the quarter, but volumes were slightly lower year-over-year due to regional logistical challenges and effects from Winter Storm Uri.  Adjusted EBITDA was $10 million, $5 million below the prior year period, supported by stronger results in Mining Solutions, but offset by incremental costs associated with Winter Storm Uri, portfolio impacts from the closure of Pascagoula and the timing of license income relative to the prior-year period.

Corporate and Other
Corporate and Other in the first quarter 2021 represented a $55 million offset to Adjusted EBITDA vs. $36 million in the prior-year quarter, primarily driven by $12 million of higher legacy environmental remediation costs and performance-related compensation expense vs. the prior-year period.

EXHIBIT 99.1

Liquidity
As of March 31, 2021, consolidated gross debt was $4.0 billion. Debt, net of $1.0 billion cash, was $3.0 billion, resulting in a net leverage ratio of approximately 3.4 times on a trailing twelve-month Adjusted EBITDA basis.  Total liquidity was $1.7 billion comprised of $1.0 billion of cash and $0.7 billion of revolving credit facility capacity.

Cash provided by operating activities for the first quarter of 2021 was $39 million, down $5 million from $44 million in the prior-year quarter.  Capital expenditures for the first quarter 2021 were $60 million, vs. $106 million in last year’s first quarter.   Free Cash Flow for the first quarter of 2021 was negative $21 million, a $41 million improvement vs. the prior-year Free Cash Flow of negative $62 million.

Outlook

Vergnano commented, “Given our solid first quarter performance and the continuation of strong underlying demand trends, we now expect to deliver 2021 Adjusted EBITDA within a range of $1.1 to $1.25 billion and to generate greater than $450 million of Free Cash Flow. We remain mindful of the challenges presented by an uneven global economic recovery and the ongoing COVID-19 pandemic but are optimistic that the recovery is now well underway across all of our core markets.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Tuesday, May 4, 2021, at 8:30 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

EXHIBIT 99.1

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration, and air conditioning, transportation, semiconductor and consumer electronics, general industrial, mining and oil and gas.  Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 6,500 employees and 30 manufacturing sites serving approximately 3,300 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks

EXHIBIT 99.1

and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had, and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and in our Annual Report on Form 10-K for the year ended December 31, 2020. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Thomas Sueta
Director, Corporate Communications
+1.302.773.3903
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$1,436	$1,305
Cost of goods sold	1,139	1,007
Gross profit	297	298
Selling, general, and administrative expense	139	125
Research and development expense	24	24
Restructuring, asset-related, and other charges	(5)	11
Total other operating expenses	158	160
Equity in earnings of affiliates	10	8
Interest expense, net	(49)	(54)
Other income (expense), net	1	(15)
Income before income taxes	101	77
Provision for (benefit from) income taxes	5	(23)
Net income	96	100
Net income attributable to Chemours	$96	$100
Per share data
Basic earnings per share of common stock	$0.58	$0.61
Diluted earnings per share of common stock	0.57	0.61

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,008	$1,105
Accounts and notes receivable, net	723	511
Inventories	988	939
Prepaid expenses and other	67	78
Total current assets	2,786	2,633
Property, plant, and equipment	9,553	9,582
Less: Accumulated depreciation	(6,121)	(6,108)
Property, plant, and equipment, net	3,432	3,474
Operating lease right-of-use assets	228	236
Goodwill, net	152	153
Other intangible assets, net	11	14
Investments in affiliates	169	167
Other assets	392	405
Total assets	$7,170	$7,082
Liabilities
Current liabilities:
Accounts payable	$976	$844
Short-term and current maturities of long-term debt	23	21
Other accrued liabilities	502	577
Total current liabilities	1,501	1,442
Long-term debt, net	3,970	4,005
Operating lease liabilities	186	194
Deferred income taxes	51	36
Other liabilities	610	590
Total liabilities	6,318	6,267
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 190,783,383 shares issued and 165,464,148 shares outstanding at March 31, 2021; 190,239,883 shares issued and 164,920,648 shares outstanding at December 31, 2020)	2	2
Treasury stock, at cost (25,319,235 shares at March 31, 2021 and December 31, 2020)	(1,072)	(1,072)
Additional paid-in capital	907	890
Retained earnings	1,357	1,303
Accumulated other comprehensive loss	(344)	(310)
Total Chemours stockholders’ equity	850	813
Non-controlling interests	2	2
Total equity	852	815
Total liabilities and equity	$7,170	$7,082

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$96	$100
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	83	79
Equity in earnings of affiliates, net	(10)	(4)
Amortization of debt issuance costs and issue discounts	2	2
Deferred tax benefit	(6)	(43)
Asset-related charges	—	1
Stock-based compensation expense	12	8
Net periodic pension cost	1	3
Defined benefit plan contributions	(5)	(8)
Other operating charges and credits, net	29	3
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(213)	(11)
Inventories and other operating assets	(31)	(42)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	81	(44)
Cash provided by operating activities	39	44
Cash flows from investing activities
Purchases of property, plant, and equipment	(60)	(106)
Foreign exchange contract settlements, net	(17)	(6)
Cash used for investing activities	(77)	(112)
Cash flows from financing activities
Proceeds from accounts receivable securitization facility	—	12
Debt repayments	(3)	(128)
Payments on finance leases	(2)	(1)
Proceeds from exercised stock options, net	6	5
Payments related to tax withholdings on vested stock awards	(2)	(2)
Payments of dividends to the Company's common shareholders	(41)	(41)
Cash used for financing activities	(42)	(155)
Effect of exchange rate changes on cash and cash equivalents	(17)	(6)
Decrease in cash and cash equivalents	(97)	(229)
Cash and cash equivalents at January 1,	1,105	943
Cash and cash equivalents at March 31,	$1,008	$714

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$44	$37

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2021	2020	(Decrease)	2020	(Decrease)
Titanium Technologies	$723	$613	$110	$691	$32
Thermal & Specialized Solutions	304	308	(4)	272	32
Advanced Performance Materials	333	292	41	279	54
Chemical Solutions	76	92	(16)	95	(19)
Total Net Sales	$1,436	$1,305	$131	$1,337	$99

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2021	2020	(Decrease)	2020	(Decrease)
Titanium Technologies	$169	$138	$31	$149	$20
Thermal & Specialized Solutions	93	88	5	105	(12)
Advanced Performance Materials	51	52	(1)	25	26
Chemical Solutions	10	15	(5)	28	(18)
Corporate and Other	(55)	(36)	(19)	(61)	6
Total Adjusted EBITDA	$268	$257	$11	$246	$22

Adjusted EBITDA Margin	19%	20%		18%

Quarterly Change in Net Sales from the three months ended March 31, 2020
	March 31, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,436	10%	(2)%	11%	2%	(1)%

Titanium Technologies	$723	18%	(1)%	16%	3%	—%
Thermal & Specialized Solutions	304	(1)%	(6)%	4%	1%	—%
Advanced Performance Materials	333	14%	(3)%	13%	4%	—%
Chemical Solutions	76	(17)%	1%	1%	—%	(19)%

EXHIBIT 99.1

Quarterly Change in Net Sales from the three months ended December 31, 2020
	March 31, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,436	7%	—%	8%	1%	(2)%

Titanium Technologies	$723	5%	2%	2%	1%	—%
Thermal & Specialized Solutions	304	12%	1%	12%	(1)%	—%
Advanced Performance Materials	333	19%	(2)%	20%	1%	—%
Chemical Solutions	76	(20)%	2%	(2)%	—%	(20)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Net income attributable to Chemours	$96	$100	$19
Non-operating pension and other post-retirement employee benefit (income) cost	(1)	—	1
Exchange losses (gains), net	8	24	(2)
Restructuring, asset-related, and other charges	(5)	11	43
Loss on extinguishment of debt	—	—	22
Gain on sales of assets and businesses (1)	—	—	(8)
Natural disasters and catastrophic events (2)	16	—	—
Transaction costs	4	2	—
Legal and environmental charges (3,4)	13	10	37
Adjustments made to income taxes (5)	—	(19)	9
Benefit from income taxes relating to reconciling items (6)	(11)	(10)	(18)
Adjusted Net Income (7)	120	118	103
Interest expense, net	49	54	50
Depreciation and amortization	83	79	80
All remaining provision for income taxes (7)	16	6	13
Adjusted EBITDA	$268	$257	$246

Adjusted effective tax rate (7)	12%	5%	11%
(1)	The three months ended December 31, 2020 includes a gain of $6 recognized in connection with the sale of our Oakley, California site.
(2)	Natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(3)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. The three months ended December 31, 2020 includes $29 incurred in connection with our portion of the costs to settle PFOA multi-district litigation. See “Note 15 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and “Note 22 Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for further details.

(4)

In 2020, environmental charges pertains to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. The three months ended March 31, 2020 includes $8 in additional charges related to the approved final Consent Order associated with certain matters at Fayetteville. See “Note 15 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and “Note 22 Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for further details

(5)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(6)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(7)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Numerator:
Net income attributable to Chemours	$96	$100	$19
Adjusted Net Income	120	118	103
Denominator:
Weighted-average number of common shares outstanding - basic	165,652,778	164,247,449	165,056,160
Dilutive effect of the Company's employee compensation plans	3,397,544	1,010,542	3,031,379
Weighted-average number of common shares outstanding - diluted	169,050,322	165,257,991	168,087,539

Basic earnings per share of common stock	$0.58	$0.61	$0.12
Diluted earnings per share of common stock	0.57	0.61	0.11
Adjusted basic earnings per share of common stock	0.72	0.72	0.62
Adjusted diluted earnings per share of common stock	0.71	0.71	0.61

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2021 Estimated Adjusted EBITDA and Estimated GAAP Net Income to Estimated Adjusted EPS Reconciliation (*)

	Year Ended December 31, 2021
	Low	High
Net income attributable to Chemours	$429	$552
Restructuring, transaction, and other costs	50	50
Adjusted Net Income	479	602
Interest expense, net	191	191
Depreciation and amortization	325	325
All remaining provision for income taxes	105	132
Adjusted EBITDA	$1,100	$1,250

Weighted-average number of common shares outstanding - basic (1)	165.7	165.7
Dilutive effect of the Company's employee compensation plans (1,2)	3.2	3.2
Weighted-average number of common shares outstanding - diluted (1,2)	168.9	168.9

Basic earnings per share of common stock	$2.59	$3.33
Diluted earnings per share of common stock (2)	2.54	3.27
Adjusted basic earnings per share of common stock	2.89	3.63
Adjusted diluted earnings per share of common stock (2)	2.84	3.56
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the three months ended March 31, 2021, which are carried forward for the projection period.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Cash provided by operating activities	$39	$44	$353
Less: Purchases of property, plant, and equipment	(60)	(106)	(53)
Free Cash Flows	$(21)	$(62)	$300

2021 GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2021
Cash flow provided by operating activities	$	>800
Less: Purchases of property, plant, and equipment		~(350)
Free Cash Flows	$	>450
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve months Ended March 31,
	2021	2020
Adjusted EBITDA (1)	$890	$1,015
Less: Depreciation and amortization (1)	(324)	(313)
Adjusted EBIT	$566	$702

	As of March 31,
	2021	2020
Total debt	$3,993	$4,034
Total equity	852	661
Less: Cash and cash equivalents	(1,008)	(714)
Invested capital, net	$3,837	$3,981
Average invested capital (2)	$3,880	$4,140

Return on Invested Capital	15%	17%
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of March 31,
	2021	2020
Total debt principal	$4,027	$4,069
Less: Cash and cash equivalents	(1,008)	(714)
Total debt principal, net	$3,019	$3,355

	Twelve months Ended March 31,
	2021	2020
Adjusted EBITDA (1)	$890	$1,015

Net Leverage Ratio	3.4	3.3
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.